Exhibit 10.8

EXECUTION VERSION

ROODERAND AGREEMENT

entered into between

PLATMIN LIMITED

(Registration No. 54400)

and

THE BAKGATLA BA KGAFELA TRIBE

Table of Contents

Page

1. INTERPRETATION AND PRELIMINARY	2
2. SUSPENSIVE CONDITION	12
3. THE OFFER	12
4. DETERMINATION OF THE MARKET VALUE AND THE LOAN AMOUNT	14
5. IMPLEMENTATION / THIRD PARTY OFFERS FOR THE RPM EQUITY	15
6. WARRANTIES GENERAL	23
7. INTERIM PERIOD UNDERTAKINGS	24
8. CLAUSE 9.1 OF THE ROODERAND LOAN AGREEMENT	26
9. THE PLATMIN NOMINEE	26
10. REGULATORY APPROVALS	27
11. INFORMATION AND CORRESPONDENCE	27
12. LIMITATION OF LIABILITY	27
13. CONFIDENTIALITY AND PUBLICITY	29
14. ARBITRATION PROCEDURES	30
15. GOVERNING LAW	32
16. CO-OPERATION AND GOOD FAITH	32
17. BREACH AND INDIVISIBILITY	32
18. WHOLE AGREEMENT, NO AMENDMENT	33
19. DOMICILIA CITANDI ET EXECUTANDI	34
20. COSTS	35
21. SEVERABILITY	35
22. STIPULATIO ALTERI	35
23. NO CESSION AND ASSIGNMENT	35
24. EXECUTION IN COUNTERPARTS	36
Annexure A Map of Portion 2 of the Farm Rooderand 46	37

PREAMBLE

Whereas

A.	All capitalised terms in this preamble shall have the meaning attributed thereto in clause 1 of the Agreement.

B.	The Offeror wishes to make the Offer to the Offeree.

C.	The Parties have set out the terms and conditions of this transaction in this Agreement.

WHEREBY IT IS AGREED AS FOLLOWS:

1.	INTERPRETATION AND PRELIMINARY

The headings of the clauses in this Agreement are for the purpose of convenience and reference only and shall not be used in the interpretation of nor modify nor amplify the terms of this Agreement nor any clause hereof. Unless a contrary intention clearly appears:

1.1	words importing:

1.1.1	any one gender include the other two genders;

1.1.2	the singular include the plural and vice versa; and

1.1.3	natural persons include created entities (corporate or unincorporate) and the state and vice versa;

1.2	the following terms shall have the meanings assigned to them hereunder and cognate expressions shall have corresponding meanings, namely -

1.2.1	“Acceptance Date” means the date upon which the Acceptance Notice is delivered to the Offeror;

1.2.2	“Acceptance Notice” means a written notice in terms of which the Offeree notifies the Offeror that it wishes to accept the Offer;

1.2.3	“Act” means the Companies Act, 2008;

1.2.4	“Agreement” means this agreement;

1.2.5	“Best Endeavours” means the application by a Party of all commercial efforts and resources within its power, in good faith, to achieve an outcome required in terms of this Agreement, provided that such Party shall not be required to be materially disadvantaged in such process;

1.2.6	“BPJV” means Bakgatla Pailinghurst JV (Pty) Ltd, Registration No. 2007/030554/07, a limited liability private company duly incorporated in the Republic of South Africa;

1.2.7	“BPJV Shareholders Agreement” means the shareholders agreement entered into between the Offeror, PIC, Pallinghurst Cayman and BPJV on or about 31 May 2008;

1.2.8	“Business Day” means any day other than a Saturday, Sunday or public holiday in the Republic of South Africa or Guernsey;

1.2.9	“Clidet” means Clidet No 832 (Pty) Ltd, Registration No. 2008/011497/07, a limited liability private company duly incorporated in the Republic of South Africa;

1.2.10	“Company” means Lexshell 49 General Trading (Pty) Ltd, Registration No. 2006/028825/07, a limited liability private company duly incorporated in the Republic of South Africa, commonly known as Rooderand JVCo, the entire issued share capital of which is held in the following proportions:

1.2.10.1	as to 55% (fifty five percent) by the Offeror; and

1.2.10.2	as to 45% (forty five percent) by RPM;

1.2.11	“Consolidation Agreements” means collectively the:

1.2.11.1	loan creation consolidation agreement entered into between Luxco, Hodos Holdings Limited, Platmin, the Offeror, IBMR, Ivy Lane, BPJV, PIC, RPM, Clidet, Lexshell, Richtrau, Platmin SA, LLTI, PPM, West Dunes and Webber Wentzel;

1.2.11.2	the subscription consolidation agreement entered into between Luxco, Hodos Holdings Limited, Platmin, the Offeror, IBMR, Ivy Lane, BPJV, PIC, RPM, Clidet, Lexshell, Richtrau, Platmin SA, LLTI, PPM, West Dunes, Pallinghurst Cayman and Webber Wentzel;

1.2.11.3	the loan creation consolidation agreement entered into between Investec, Luxco, Hodos Holdings Limited, PIC, Platmin, Ivy Lane, PPM and Webber Wentzel; and

1.2.11.4	the subscription consolidation agreement entered into between Investec, Luxco, Hodos Holdings Limited, Platmin and Webber Wentzel,

pursuant to which, inter alia, Platmin and/or its Subsidiaries shall acquire LLTI, Richtrau, IBMR and BPJV;

1.2.12	“Disclosure Period” means the period commencing on the 1st (first) Business Day after the Transfer Date and terminating on the 30th (thirtieth) Business Day after the Transfer Date;

1.2.13	“Distribution” means any “distribution” as defined in the Act, and includes any distribution to a holder of securities, including distributions by way of dividends (including dividends in specie), capital reduction, share repurchases, fees, interest payments, royalties, repayment of loan accounts and the like;

1.2.14	“Encumber” means any mortgage, pledge, lien, security, interest, rights, restrictions or conditions in favour of a third party and “Encumbrance” shall have a corresponding meaning;

1.2.15	“Expert Valuer” means:

1.2.15.1	in respect of the Market Value, SRK Consulting (South Africa) (Proprietary) Limited, registration number 1995/012890/07, a limited liability private company duly incorporated in the Republic of South Africa (“SRK Consulting”), or, if SRK Consulting does not accept the mandate within 45 (forty five) Business Days of the matter being referred to it, Venmyn Rand (Pty) Ltd (Registration No. 1988/004918/07) trading as “Venmyn” (“Venmyn”) or, if Venmyn does not accept the mandate within 45 (forty five) Business Days of the matter being referred to it, such independent mining engineer as may be agreed in writing between the Offeror and Offeree, or failing agreement within 10 (ten) Business Days from the date upon which Venmyn fails to accept the mandate, appointed (at the instance of either the Offeror and Offeree) by the South African Institute of Mining and Metallurgy, who shall act as an expert and not as an arbitrator; and

1.2.15.2	in respect of the Loan Amount, such independent and reputable firm of auditors as may be agreed between the Parties, or failing agreement within 10 (ten) Business Days from the date of a request by either of them for such agreement, appointed by the Executive President for the time being of the South African Institute of Chartered Accountants, If that person fails or refuses to make the aforesaid appointment, any Party may approach the High Court of South Africa to make such an appointment, To the extent necessary, the Parties agree that the High Court is expressly empowered to make such appointment;

1.2.16	“Fulfilment Date” means the date on which the Suspensive Condition is fulfilled, or waived, as the case may be;

1.2.17	“Holding Company” means holding company as defined in the Act and references to “Holding Company” shall not be limited to entities incorporated under the Act and, in respect of any company which the Offeror holds more than 50% (fifty percent) of the issued share capital, “Holding Company” means the Offeror;

1.2.18	“IBMR” means Itereleng Bakgatla Minerals Resources (Pty) Ltd, Registration No. 2003/003721/07, a limited liability private company duly incorporated in the Republic of South Africa;

1.2.19	“IDC” means the Industrial and Development Corporation of South Africa Ltd, Registration No. 1940/014201/06, a registered development public finance institution established in terms of the Industrial Development Corporation Act, No 22 of 1940, as amended or replaced from time to time;

1.2.20	“IDC Subscription Agreement” means the agreement dated 7 March 2012 entered into between the IDC and the Offeree in terms of which, inter alia, the IDC subscribes for Platmin Shares constituting, once issued, 16.2% (sixteen point two percent) of the issued share capital of the Offeree, and the Offeree allots and issues the aforesaid Platmin Shares to the IDC;

1.2.21	“Implementation Date” means the 5th (fifth) Business Day after:

1.2.21.1	the Offeree receives notice from RPM that it has accepted the offer by the Offeree to acquire the RPM Equity and all regulatory approvals (if any) which are required for the purchase by the Offeree of the Rooderand Interest and the RPM Equity have been obtained; or

1.2.21.2	the 120th (one hundred and twentieth) day after the Acceptance Date if RPM informs the Offeror that it wishes to acquire the

Rooderand Interest as contemplated in clause 14.3 of the Rooderand Shareholders Agreement but is unable to obtain sufficient funding to enable it to do so within 120 (one hundred and twenty) days of the Acceptance Date and all regulatory approvals (if any) which are required for the purchase by the Offeree of the Rooderand Interest and the RPM Equity have been obtained;

1.2.22	“Investec” means Investec Bank Limited, Registration No. 1969/004763/06, a limited liability public company duly incorporated in the Republic of South Africa;

1.2.23	“Ivy Lane” means Pallinghurst Ivy Lane Capital Limited, Registration No. 6925 C1/GBL, a private company limited by shares incorporated in the Republic of Mauritius;

1.2.24	“Lexshell” means Lexshell 38 General Trading (Pty) Ltd, Registration No. 2006/017942/07, a limited liability private company duly incorporated in the Republic of South Africa;

1.2.25	“LLTI” means Newshelf 1101 (Pty) Ltd, Registration No. 2010/018827/07, a limited liability private company duly incorporated in the Republic of South Africa;

1.2.26	“Loan Amount” means the full capital amount and ail interest accrued thereon, in South African Rands, outstanding under the Rooderand Loan Agreement which the Offeree is obliged to repay to RPM as at the Offer Date, as agreed or determined, in accordance with clause 4;

1.2.27	“Luxco” means Orkid S.d r.l., Registration No. B 167 777, a limited liability private company duly incorporated in Luxembourg;

1.2.28	“Market Value” means the market value of the Rooderand Interest in South African Rands, as agreed or determined, in accordance with clause 4;

1.2.29	“MPRDA” means the Mineral and Petroleum Resources Development Act, 2002;

1.2.30	“Offer” means the offer made by the Offeror to the Offeree on the Offer Date, in accordance with clause 3.1.4;

1.2.31	“Offer Date” means the first Business Day after the Disclosure Period;

1.2.32	“Offer Period” shall bear the meaning ascribed thereto in clause 3.1.5 below;

1.2.33	“Offer Price” means an amount sounding in South African Rands equal to the greater of:

1.2.33.1	the Market Value; and

1.2.33.2	the Loan Amount plus all interest accrued thereon between the Offer Date and the Implementation Date in terms of the Rooderand Loan Agreement;

1.2.34	“Offeree” means Platmin, or the Platmin Nominee if Platmin exercise its rights in terms of clause 9.1 and the Platmin Nominee timeously accepts the stipulatio alterias contemplated in 9.2;

1.2.35	“Offeror” means the Bakgatla Ba Kgafela Tribe, a universitas personam being a traditional community and tribe established according to indigenous custom, with full contractual capacity;

1.2.36	“Pallinghurst Cayman” means Pallinghurst (Cayman) GP L.P., a limited partnership duly established under the laws of the Cayman Islands;

1.2.37	“Panel” means the Takeover Regulation Panel established by section 196 of the Act;

1.2.38	“Parties” means, collectively, the Offeror and the Offeree, and references to a “Party” shall be to any of the Offeror or the Offeree individually, as the context may require;

1.2.39	“Party’s Group” means in relation to each Party:

1.2.39.1	any Subsidiary of that Party;

1.2.39.2	any Holding Company of that Party; and

1.2.39.3	any Subsidiary of that Party’s Holding Company;

1.2.40	“PGM” means any platinum group metal including platinum, rhodium, ruthenium, iridium and osmium and the metals and minerals having a mineralogical association therewith, including gold, copper, nickel and cobalt;

1.2.41	“PGM Prospecting Right” means the prospecting right in respect of Portion 2 of the Farm Rooderand 46 granted under the MPRDA, or any previous statute repealed or replaced by the MPRDA, and any mining right granted pursuant thereto;

1.2.42	“PIC” means Pallinghurst Investor Consortium (Pty) Ltd, Registration No, 2007/030604/07, a limited liability private company duly incorporated in the Republic of South Africa;

1.2.43	“Platmin” means Platmin Limited, Registration No. 54400, a limited liability company duly incorporated in Guernsey;

1.2.44	“Platmin Nominee” means the entity nominated by Platmin in accordance with clause 9 to accept the Offer;

1.2.45	“Platmin Shares” means ordinary shares of no par value in the share capital of the Offeree;

1.2.46	“Platmin SA” means Platmin South Africa (Pty) Ltd, Registration No. 2000/002572/07, a limited liability private company duly incorporated in the Republic of South Africa;

1.2.47	“Portion 2 of the Farm Rooderand 46” means portion 2 of the farm Rooderand 46 situated in registration division J.Q., North West Province measuring 534,6002 (five hundred and thirty four comma six zero zero two) hectares in extent as depicted on the diagram attached hereto as Annexure A and demarcated by the “Rooderand Ptn 2 Boundary”;

1.2.48	“PPM” means Pilanesberg Platinum Mines (Pty) Ltd, Registration No. 2002/015572/07, a limited liability private company duly incorporated in the Republic of South Africa;

1.2.49	“Prospecting Right Documents” means documentation, including official legal and geological documentation, relating to the PGM Prospecting Right in respect of Portion 2 of the Farm Rooderand 46;

1.2.50	“Reasonable Enquiries” means that the Offeror has enquired from RPM, in writing, whether the relevant matter in question is the true state of affairs on at least 2 (two) separate occasions if RPM has not responded to the Offeree’s first enquiry by the 10th (tenth) Business Day after the Offeree made its first enquiry provided that at least 10 (ten) Business Days have elapsed between the date upon which the Offeror sent the first enquiry and the date upon which the Offeror sends the second enquiry;

1.2.51	“Rlchtrau” means Richtrau No 123 (Pty) Ltd, Registration No 2006/017346/07, a limited liability private company duly incorporated in the Republic of South Africa;

1.2.52	“Rooderand Agreements” means collectively the Rooderand Loan Agreement; the Rooderand Sale of Rights Agreement and the Rooderand Shareholders Agreement or separately and individually any of them as the context may require;

1.2.53	“Rooderand Interest” means 110 (one hundred and ten) ordinary shares with a par value of R1.00 (one South African Rand) each in the issued share capital of the Company, which shares comprise 55% (fifty five percent) of the entire issued share capital of the Company, held by the Offeror in the Company and all of the Offeror’s claims against the Company;

1.2.54	“Rooderand Loan Agreement” means the loan agreement entered into between RPM and the Offeror on 14 November 2006 pursuant to which, inter alia, RPM lent a capital amount of R45 000 000.00 (forty five million South African Rands) to the Offeror;

1.2.55	“Rooderand Sale of Rights Agreement” means the sale of rights agreement entered into between Offeror, RPM and the Company on 14 November 2006 pursuant to which, inter alia, RPM agreed to sell its rights to the PGM Prospecting Right to the Company in exchange for which the Company will allot and issue to RPM 90 (ninety) shares in its share capital;

1.2.56	“Rooderand Shareholders Agreement” means the shareholders agreement entered into between the Offeror, RPM and the Company on 14 November 2006;

1.2.57	“RPM” means Rustenburg Platinum Mines Limited, Registration Number 1931/003380/06, a wholly-owned subsidiary of Anglo Platinum Limited, a limited liability company incorporated in the Republic of South Africa;

1.2.58	“RPM Equity” means: (a) that number of shares held by RPM in the entire issued share capital of the Company and all of its claims on loan account against the Company; and/or (b) that number of shares held by RPM in the entire issued share capital of the Company and that portion of its ciaims on loan account against the Company which a third party has offered to acquire in the case of clause 5.2;

1.2.59	“RPM Period” means the period commencing on the Signature Date and ending upon the expiry of the Offer Period unless the Acceptance Notice is timeously dispatched by the Offeree in terms of clause 3.1.5 in which case the RPM Period shall end on:

1.2.59.1	the date upon which the Offeree has agreed in writing with the Offeror and RPM to acquire the Rooderand Interest and the RPM Equity; or

1.2.59.2	the date upon which RPM acquires the Rooderand Interest from the Offeror pursuant to exercising its rights to do so in terms of clause 14.3 of the Rooderand Shareholders Agreement;

1.2.60	“Signature Date” means the date of the signature of this Agreement by the last Party to do so;

1.2.61	“Subsidiary” means subsidiary as defined in the Act and in respect of any company of which the Offeror holds more than 50% (fifty percent) of the issued share capital “Subsidiary” means such company;

1.2.62	“Suspensive Condition” means the suspensive condition referred to in clause 2.1;

1.2.63	“Transfer Date” means the date on which the Offeror becomes aware that the PGM Prospecting Right has been transferred from RPM to the Company; and

1.2.64	“West Dunes” means West Dunes Properties 115 (Pty) Ltd (Registration No. 2004/010211/07), a limited liability private company duly incorporated in the Republic of South Africa; and

1.3	if any provision in a definition is a substantive provision conferring rights or imposing obligations on either Party, notwithstanding that it is only in the definition clause, effect shall be given to it as if it were a substantive provision in the body of the Agreement;

1.4	when any number of days is prescribed in this Agreement, same shall be reckoned exclusively of the first and inclusively of the last day unless the last day is not a Business Day, in which case the last day shall be the next succeeding Business Day;

1.5	if any term is defined within the context of any particular clause in this Agreement, the term so defined, unless it is clear from the clause in question that the term so defined has limited application to the relevant clause, shall bear the meaning ascribed to it for all purposes in terms of this Agreement, notwithstanding that that term has not been defined in this interpretation clause;

1.6	the expiration or termination of this Agreement shall not affect such of the provisions of this Agreement as expressly provide that they will operate after any such expiration or termination or which of necessity must continue to have effect after such expiration or termination, notwithstanding that the clauses themselves do not expressly provide for this;

1.7	the rule of construction that a contract shall be interpreted against the Party responsible for the drafting or preparation of the contract, shall not apply;

1.8	any reference in this Agreement to a Party shall include a reference to that Party’s assigns expressly permitted under this Agreement and, if such Party is liquidated or sequestrated, be applicable also to and binding upon that Party’s liquidator or trustee, as the case may be;

1.9	any reference to an agreement (including a reference to this Agreement) includes a reference to that agreement and its annexures, as may be amended, supplemented, varied or novated from time to time;

1.10	the words “Include”, “including” and “in particular” shall be construed as being by way of example or emphasis only and shall not be construed, nor shall they take effect, as limiting the generality of any preceding word/s;

1.11	the words “other” and “otherwise” shall not be construed eiusdem generis with any preceding words where a wider construction is possible; and

1.12	whenever an Expert Valuer is required to act “as an expert and not as an arbitrator” in terms of this Agreement, then -

1.12.1	the determination of the expert shall (in the absence of manifest error) be final and binding;

1.12.2	subject to any express provision to the contrary, the expert shall determine the liability for his or its charges, which shall be paid accordingly;

1.12.3	the expert shall be entitled to determine such methods and processes as he or it may, in his or its sole discretion, deem appropriate in the circumstances provided that the expert may not adopt any process which is manifestly biased, unfair, unreasonable or contrary to accepted market practice at the time;

1.12.4	the expert shall consult with the relevant Parties (provided that the extent of the expert’s consultation shall be in his or its sole discretion) prior to rendering a determination; and

1.12.5	having regard to the sensitivity of any confidential information, the expert shall be entitled to take advice from any person considered by him or it to have expert knowledge with reference to the matter in question,

2.	SUSPENSIVE CONDITION

2.1	The whole of this Agreement, other than the preamble and the provisions of clause 1, this clause 2, clause 5.2, clauses 6 to 24, which shall be of immediate force and effect on the Signature Date, is subject to the fulfilment of the following suspensive condition, that by no later than 15 December 2013, the BPJV Shareholders Agreement has been terminated in accordance with the Consolidation Agreements.

2.2	Forthwith after the Signature Date, the Parties shall use their respective reasonable endeavours and co-operate in good faith to procure the fulfilment of the Suspensive Condition, to the extent that it is within their power to do so, as expeditiously as reasonably possible.

2.3	The Suspensive Condition has been inserted for the benefit of both the Parties, who will be entitled to waive fulfilment of same by written agreement prior to the expiry of the relevant time period set out in clauses 2.1 (or such time period as extended in accordance with clause 2.4).

2.4	Unless the Suspensive Condition has been fulfilled or waived by not later than the relevant dates for fulfilment thereof set out in clause 2.1 (or such later date or dates as may be agreed in writing between the Parties before the aforesaid date or dates), the provisions of this Agreement, save for clause 1, this clause 2, clause 6 and clause 12 to 24, which will remain of full force and effect, will never become of any force or effect and the status quo ante will be restored as near as may be possible and neither of the Parties will have any claim against the other in terms hereof or arising from the failure of the Suspensive Condition, save for any claims arising from a breach of clause 2.2 and/or any prior breach of any of the provisions of this Agreement which became effective prior to the Fulfilment Date.

3.	THE OFFER

3.1        Transfer of the PGM Prospecting Right and the Offer

3.1.1	On the Transfer Date the Offeror shall notify the Offeree in writing that the PGM Prospecting Right has been transferred from RPM to the Company. As soon as is reasonably practicable (but in any event not later than 10 (ten) Business Days after the Transfer Date) the Offeror shall be obliged to make Reasonable Enquiries as to the warranties contemplated in clause 5.1.5 (other than clauses 5.1.5.8 to 5.1.5.13 and clause 5.1.5.16) (the “Relevant Warranties”) and request RPM to respond to such Reasonable Enquiries as soon as Is reasonably practicable. In relation to the aforesaid Reasonable Enquiries, the Offeror shall be obliged to forward and disclose all evidence of (and communication and correspondence in relation to) its Reasonable Enquiries and RPM’s responses thereto as soon as is reasonably practicable after it has made such enquiries or received such responses (as the case may be).

3.1.2	The Offeror shall be obliged to disclose in writing to the Offeree all matters in respect of which the Offeror does not receive a positive response from RPM pursuant to the aforesaid Reasonable Enquiries on the basis that such disclosure shall be a disclosure against the Relevant Warranty in question of RPM’s response to the Reasonable Enquiries relating thereto.

3.1.3	If RPM does not respond to the Reasonable Enquiries relating to the Relevant Warranty in question then such Relevant Warranty shall cease to apply as a Relevant Warranty provided if RPM responds thereafter then such Relevant Warranty shall, subject to clause 3.1.2, apply as a Relevant Warranty as at the relevant date contemplated in clause 5.1.5.

3.1.4	On the Offer Date the Offeror hereby makes an offer to the Offeree for the Offeree to purchase the Rooderand Interest from the Offeror at the Offer Price.

3.1.5	Should the Offeree wish to accept the Offer, it must notify the Offeror thereof by providing the Acceptance Notice to the Offeror within 30 (thirty) Business Days after the date upon which the Market Value and the Loan Amount is agreed or determined (the “Offer Period”). Simultaneously with the delivery by it of the Acceptance Notice to the Offeror, the Offeree shall make an offer to RPM to acquire that portion of the RPM Equity not already acquired, or agreed to be acquired, by it pursuant to the provisions of clause 5.2 below (the “RPM Offer”) from RPM on materially similar terms and conditions to those contained so that equivalent economic benefits accrue to RPM. The Offeror shall provide the Offeree with all information and assistance reasonably required by the Offeree in order to enable it to deliver the aforesaid offer to RPM timeously, which assistance shall (for the avoidance of doubt) be given within a reasonable period after receipt of a written request from the Offeree during the Offer Period. The Offer shall lapse if the Offeree fails to accept the Offer within the Offer Period.

3.1.6	Save for any conditions relating to any regulatory approvals and unless provided otherwise in this Agreement:

3.1.6.1	the Offer accepted by the Offeree in terms of the Acceptance Notice shall be accepted on an unconditional and irrevocable basis; and

3.1.6.2         the RPM Offer shall be made by the Offeree on an unconditional and irrevocable basis.

3.1.7	The Offeror and the Offeree shall forthwith after the delivery by the Offeree of the Acceptance Notice and the RPM Offer keep each other informed as soon as is reasonably practicable, and shall forward all evidence of (and communication and correspondence in relation to) the below to the other of them, as soon as it is reasonably able to determine whether RPM wishes to:

3.1.7.1	accept the offer from the Offeree to acquire the RPM Equity; or

3.1.7.2	exercise its rights to acquire the Rooderand Interest in accordance with the provisions of the Rooderand Shareholders Agreement.

3.1.8	Should the Offeree provide the Acceptance Notice timeously in the manner contemplated in 3.1.5, then subject to:

3.1.8.1	RPM agreeing to sell the RPM Equity to the Offeree pursuant to the Offeree’s offer therefor contemplated in clause 3.1.5; or

3.1.8.2	RPM electing, in terms of clause 14.3 of the Rooderand Shareholders Agreement, to acquire the Rooderand Interest but being unable to obtain sufficient funding to enable it to do so within 120 (one hundred and twenty) days of the Acceptance Date, the Offeree shall acquire the Rooderand Interest and will (as contemplated in clause 14.3 of the Rooderand Shareholders Agreement) acquire the RPM Equity and the acquisition consideration payable by the Offeree to the Offeror shall be the Offer Price, which Offer Price shall be paid in accordance with clause 5.1.2.

4.	DETERMINATION OF THE MARKET VALUE AND THE LOAN AMOUNT

4.1	In order to determine the Market Value and the Loan Amount the Offeror and the Offeree shall meet with one another by not later than 10 (ten) Business Days after the Offer Date to attempt to agree the Market Value and the Loan Amount in writing.

4.2	Should the Offeror and the Offeree: (a) fail to meet timeously in accordance with 4.1; or (b) meet timeously in accordance with 4.1 but fail to reach agreement on the Market Value and/or the Loan Amount within the time period prescribed in terms of clause 4.1, then, in the case of either (a) or (b) occurring, within 30 (thirty) Business Days after the Offer Date, the Market Value and/or the Loan Amount (as the case may be) shall be determined by the

Expert Valuer. The Expert Valuer shall determine: (a) the Loan Amount with reference to the Rooderand Loan Agreement; and (b) the Market Value based on accepted market practices at the time and taking account of the terms and conditions contained in clause 5 and any disclosures against the Relevant Warranties pursuant to the provisions of clause 3.1.1. In so making such determination, the Expert Valuer shall:

4.2.1	act as experts and not arbitrators; and

4.2.2	have regard to the price a willing buyer would pay to a willing seller negotiating at arms’ length.

4.3	The Offeror and the Offeree shall use their Best Endeavours to ensure that the process/es contemplated in 4.1 and, if applicable, 4.2 are completed expediently and shall provide the Expert Valuer and the other of them with all information and documentation required by the Expert Valuer to in order to determine the Loan Amount and/or the Market Value (as the case may be) as soon as is reasonably possible after such matter has been referred to the Expert Valuer for determination.

5.	IMPLEMENTATION / THIRD PARTY OFFERS FOR THE RPM EQUITY

5.1        Implementation Pursuant To Acceptance Of The Offer

5.1.1	On the Implementation Date, and against compliance by the Offeree with its obligation in clause 5.1.2:

5.1.1.1	the Offeror: (i) hereby sells to the Offeree (which hereby acquires from the Offeror) that portion of the Rooderand Interest comprising shares, and ownership and all risk thereof and all benefits attaching thereto hereby passes to the Offeree on the Implementation Date; and (ii) hereby unconditionally and irrevocably cedes and makes over to the Offeree all right, title and interest in and to that portion of the Rooderand Interest comprising shareholder claims on loan account, and ownership and all risk thereof and all benefits attaching thereto hereby passes to the Offeree and the Offeree hereby accepts such cession;

5.1.1.2	the Offeror shall deliver the written resignation of any directors (and their alternates, if applicable) appointed by the Offeror to the board of directors of the Company, together with written confirmation from each such director that he/she shall have no claim against the Company as a result of loss of office or termination of employment and that he/she has no outstanding claims against the Company, provided that this obligation shall only become enforceable should the Offeror receive written notice from the Offeree requesting the resignation of the relevant director/s (and their alternate/s, if applicable) by not later than the 2nd (second) Business Day (the “Relevant Date”) after the occurrence of an event contemplated in clause 3.1.8.1 or 3.1.8.2 (as the case may be);

5.1.1.3	the Offeror shall deliver written confirmation that, to the best of its knowledge and belief, all material books, material records and all other material documentation of the Company previously held by the Offeror have been returned to the Company’s possession; and

5.1.1.4	the Offeror shall use its reasonable endeavours to procure that the Company delivers to the Offeree at 10 Fricker Road, lllovo Boulevard, lllovo, Johannesburg or such other place as may be nominated in writing by the Offeree prior to the Implementation Date (the “Closing Venue”) a copy of a resolution passed by the board of directors of the Company approving the transfer of that portion of the Rooderand Interest comprising shares from the Offeror to the Offeree, the cession of that portion of the Rooderand Interest comprising shareholder claims on loan account from the Offeror to the Offeree, the registration of the transfer of that portion of the Rooderand Interest comprising shares in the securities register of the Company and directing the company secretary of the Company to:

5.1.1.4.1	update the securities register of the Company to reflect the Offeree as the registered owner of that portion of the Rooderand Interest comprising shares; and

5.1.1.4.2	issue new share certificate/s to the Offeree reflecting the Offeree as the registered owner of that portion of the Rooderand Interest comprising shares.

5.1.2	On the Implementation Date, the Offeree shall make payment of the Offer Price to the Offeror by way of direct electronic funds transfer and free of any deduction, set-off or withholding into a bank account nominated in writing by the Offeror by no later than the Relevant Date.

5.1.3	On the Implementation Date, against receipt by it of the Offer Price pursuant to the provisions of clause 5.1.2 above, the Offeror shall pay the Loan Amount (plus all interest accrued thereon between the Offer Date and the Implementation Date in terms of the Rooderand Loan Agreement) to RPM.

5.1.4	The Offeror shall do all things within its power to procure that RPM releases the original share certificates (the “Share Certificates”) in respect of that portion of the Rooderand Interest comprising shares to it on the Implementation Date against payment by it to RPM as contemplated in clause 5.1.3 above. If the Offeror is unable to procure the release by RPM of the Share Certificates to it on the Implementation Date then the Offeror shall do all things necessary to ensure that RPM releases the Share Certificates to it as soon as possible after the Implementation Date. Forthwith after the Offeror has received the Share Certificates from RPM, the Offeror shall deliver to the Offeree such Share Certificates together with the proper instruments of transfer for the transfer thereof blank as to transferee and duly signed by the Offeror.

5.1.5	The Offeror hereby gives the Offeree the following warranties as at Offer Date, the Implementation Date and all periods between those dates:

5.1.5.1	to the best of its knowledge and belief, after having made Reasonable Enquiries, the PGM Prospecting Right has been validly transferred from RPM to the Company;

5.1.5.2	to the best of its knowledge and belief, after having made Reasonable Enquiries, the Company is the holder of the PGM Prospecting Right and the owner of the Prospecting Right Documents;

5.1.5.3	to the best of its knowledge and belief, after having made Reasonable Enquiries, no person has any right whatsoever (whether pursuant to any option, right of first refusal or otherwise) to acquire the PGM Prospecting Right;

5.1.5.4	to the best of its knowledge and belief, after having made Reasonable Enquiries, the PGM Prospecting Right is valid and enforceable in accordance with its terms;

5.1.5.5	to the best of its knowledge and belief, after having made Reasonable Enquiries, the Offeror is not aware of any pending or threatened claims by third parties including any governmental authority for anything done or not done with respect to the PGM Prospecting Right;

5.1.5.6	to the best of its knowledge and belief, after having made Reasonable Enquiries, the PGM Prospecting Right is in good standing and the Offeror is not aware of any situation, event or circumstance which has or might effect the standing or registration of the PGM Prospecting Right;

5.1.5.7	to the best of its knowledge and belief, after having made Reasonable Enquiries, there are no environmental claims or any other claims of whatsoever nature outstanding or pending which may, in any way, affect the PGM Prospecting Right in its validity or in any other manner;

5.1.5.8	that portion of the Rooderand Interest comprising shares constitutes 55% (fifty five percent) of the entire issued share capital of the Company;

5.1.5.9	save as contemplated in this Agreement, no person has any right, including any option, right of first refusal or otherwise, to purchase (or otherwise acquire) all or part of the Rooderand Interest or subscribe for any shares in the unissued share capital of the Company;

5.1.5.10	save for that portion of the Rooderand Interest comprising shareholder claims on Ioan account against the Company, the Offeror has no claims of any nature whatsoever against the Company;

5.1.5.11	the Offeror is the registered and beneficial owner of that portion of the Rooderand Interest comprising shares;

5.1.5.12	no part of the Rooderand Interest is subject to any pledge or cession or other right of security or encumbrance in favour of any third party other than the pledge and cession in favour of RPM under the Rooderand Agreements;

5.1.5.13	the Offeror will be free to give free and unencumbered title to the Rooderand Interest to the Offeree;

5.1.5.14	to the best of its knowledge and belief, after having made Reasonable Enquiries, the Offeror and RPM are collectively the beneficial and registered (insofar as shares are concerned) owners of the entire issued share capital of the Company and all of the shareholder claims on loan account against the Company;

5.1.5.15	to the best of its knowledge and belief, after having made Reasonable Enquiries, save for shareholder claims on Ioan account which are reasonably required in order for the PGM Prospecting Right to be validly transferred from RPM to the Company, the Company has no liabilities in excess of R100 000.00 (one hundred thousand South African Rands) and its only asset is the PGM Prospecting Right; and

5.1.5.16	to the extent that it is within its reasonable powers to do so, the Offeror shall ensure that all material books, material documents and material records of the Company are in the Company’s possession.

5.2        Third Party Offers For The RPM Equity

5.2.1	If, during the RPM Period, a third party makes an offer to acquire the RPM Equity (the “Third Party Offer”) then as soon as the Offeror is notified thereof by RPM the Offeror shall forthwith: (a) notify the Offeree thereof in writing (including the price offered for the RPM Equity and all other terms and conditions of such offer within its knowledge) (the date upon which the Offeree receives the aforesaid notice is hereinafter referred to as the “Notification Date”); and (b) forward ail evidence of (including all correspondence and communications in relation to) all matters contemplated in (a) to the Offeree as and when it receives same.

5.2.2	The Offeree shall be entitled (but not obliged) to, by not later than the expiry of the 20th (twentieth) Business Day after the Notification Date to notify the Offeror in writing (the “Purchase Notice”) that it requires the Offeror to acquire the RPM Equity in terms of clause 14.3 of the Rooderand Shareholders Agreement (the Purchase Notice shall contain an original of either: (a) an irrevocable and unconditional guarantee issued by a South African registered bank in respect of the RPM Purchase Price (as defined below); or (b) confirmation from an escrow agent that cash amounting to the RPM Purchase Price (as defined below) is held by it in escrow and will be paid to RPM in accordance with the provisions of this clause 5.2), in which case:

5.2.2.1	the Offeror shall be obliged to acquire the RPM Equity from RPM (and to notify RPM accordingly of its election to do so in terms of clause 14.3 of the Rooderand Shareholders Agreement);

5.2.2.2	the Offeree shall, on behalf of the Offeror, pay the purchase price payable by the Offeree to RPM for the RPM Equity as and when such amount is due, owing and payable (“RPM Purchase Price”). The aforesaid payment shall constitute a loan on arms-length terms from the Offeree to the Offeror which loan shall, subject to clause 5.2.2.3 be repaid in full by the Offeror in accordance with clause 5.2.2.3. Furthermore, when delivering the Purchase Notice, the Offeree shall provide satisfactory evidence to the Offeror of its ability to settle the RPM Purchase Price; and

5.2.2.3	immediately upon acquiring the RPM Equity from RPM the Offeror hereby sells and cedes to the Offeree, which hereby purchases, the RPM Equity at a purchase price which is equal to the RPM Purchase Price. The aforesaid sale shall be on a voetstoots basis save for the warranties given by the Offeror to the Offeree as contemplated in clause 5.2.2.4 below. The Offeree’s obligation to pay the purchase price for the RPM Equity contemplated in this clause to the Offeror shall be set-off against the Offeror’s obligation to repay the loan contemplated in clause 5.2.2.2 and the provisions of clause 5.1 shall apply mutatis mutandis to such sale and the implementation thereof save that:

5.2.2.3.1	references to the “Implementation Date” shall be deemed to be references to the earliest date upon which the sale by the Offeror of the RPM Equity to the Offeree can legally be implemented after the date upon which the Offeree makes payment to RPM in accordance with the provisions of clause 5.2.2.2;

5.2.2.3.2	references to the “Rooderand Interest” shall be deemed to be references to the RPM Equity; and

5.2.2.3.3	clauses 5.1.1.4, 5.1.2 and 5.1.5 shall not apply;

5.2.2.4	When the Offeror acquires the RPM Equity from RPM it shall do so on the basis that RPM gives it the same warranties in respect of the

RPM Equity as those contained in the Third Party Offer (the “RPM Warranties”) and the Offeror shall provide the Offeree with all written agreements and communications between itself and RPM in relation to the RPM Equity. Furthermore, the Offeror hereby undertakes in favour of the Offeree to request that RPM agrees, as a term of the sale agreement pursuant to which the Offeror acquires the RPM Equity from RPM, that the for purposes of quantifying any damages suffered by the Offeror as a result of a breach of any of the RPM Warranties, such damages shall be the difference between the position had the relevant RPM Warranty been true and the actual position due to the fact that such RPM Warranty has been breached (the “Principle”). On the date upon which the sale of the RPM Equity from the Offeror to the Offeree is implemented the Offeror hereby gives the Offeree the same warranties in respect of the RPM Equity, mutatis mutandis, as the RPM Warranties. The Offeror and the Offeree record and agree that the RPM Warranties will only be pursued by the Offeror on the following basis:

5.2.2.4.1	the Offeror and/or Offeree (as the case may be) shall forthwith notify the other of them in writing of any breach or suspected breach by RPM of any of the RPM Warranties and shall provide the other of them with all evidence which it has available and/or can reasonably obtain in this regard;

5.2.2.4.2	any decision in regard to pursuing RPM for any breach of any of the RPM Warranties (including appealing any ruling in respect of any claim in relation thereto) shall be made by the Offeree unilaterally and the Offeree shall notify the Offeror thereof in writing, provided that:

(a)	the Offeree shall not be entitled to require the Offeror to pursue RPM for frivolous claims that any of the RPM Warranties have been breached;

(b)	if the Offeror pays the Offeree an amount equal to the aggregate of the amount which the Offeree requires the Offeror to pursue RPM for in relation to a breach of the RPM Warranties and the legal costs and fees incurred by the Offeree in relation thereto then the Offeror shall not be obliged to pursue RPM for the breach of the relevant RPM Warranties in question;

5.2.2.4.3	if, pursuant to the written notice contemplated in clause 5.2.2.4.2, the Offeree requires the Offeror to pursue a claim against RPM for a breach of any of the RPM Warranties then the Offeror shall do so on the same basis as it would act in circumstances where it was pursuing such claim for its own benefit and shall at all stages and in all respects act in the Offeree’s best interests (on the assumption that the provisions of clause 12 (and the limitations contained therein) do not exist) when pursuing such claim and shall deliver to the Offeree all correspondence, court documents communications and evidence in relation thereto, and where possible it shall deliver draft documentation to the Offeree prior to sending same to RPM, and the Offeree shall be entitled on reasonable notice to the Offeror to have calls with the Offeror when it deems fit in order to obtain an update on the progress of the claim unless the Offeree and/or the Offeror elects at any time, by written notice to the other of them, to have the Offeree pursue or replace the Offeror in pursuing the claim (which shall include an appeal) on the basis that the Offeree shall pursue such claim in the name of the Offeror (in which case the Offeror hereby authorises the Offeree to do so and to control the proceedings in regard thereto);

5.2.2.4.4	the legal fees and costs required to pursue a breach of any of the RPM Warranties shall be borne by the Offeree; and

5.2.2.4.5	100% (one hundred percent) of any funds which are recovered from RPM pursuant to a claim made against it in respect of any claim relating to the RPM Warranties shall forthwith be paid to the Offeree on the basis that once such payment has been received by the Offeree then the Offeree shall not also be entitled to make a claim against the Offeror for a breach of that warranty in terms of this Agreement.

5.2.3	If the Offeree does not timeously deliver the Purchase Notice to the Offeror in terms of clause 5.2.2 then the Offeree shall have no right to acquire the RPM Equity pursuant to this Agreement.

5.2.4	If: (a) the Offeror timeously exercises its election in terms of clause 5.2.2 and does not for any reason whatsoever acquire the RPM Equity from RPM and the third party does not acquire the Rooderand Interest; or (b) the Third Party Offer fails, then in the case of (a) and/or (b), the Offeree shall be entitled to acquire the Rooderand Interest from the Offeror pursuant to the provisions of this Agreement.

5.2.5	If an Offer has been made in terms of clause 3 but the Offer Period has not expired when the Third Party Offer is made then the provisions of clause 3 (including all time periods prescribed thereunder) shall be suspended until such time as the provisions of this clause 5.2 have been implemented.

6.	WARRANTIES GENERAL

6.1	No warranties or representations, express or implied or tacit, whether by law, contract or otherwise and whether it induced the contract or not, which are not set forth in this Agreement shall be binding on any Party, and the Parties hereby irrevocably waive any right (common law or otherwise) that they may have to rely thereon.

6.2	To the extent that shares are acquired pursuant to this Agreement, same are acquired voetstoots, subject to all latent and patent defects attaching thereto as at the relevant date.

6.3	Each of the Parties hereby warrant to and in favour of the other Parties that:

6.3.1	it has the legal capacity and has taken all necessary corporate action required to empower and authorise it to enter into this Agreement;

6.3.2	this Agreement constitutes an agreement valid and binding on it and enforceable against it in accordance with its terms; and

6.3.3	the execution of this Agreement and the performance of its obligations hereunder does not and shall not:

6.3.3.1	contravene any law or regulation to which it is subject;

6.3.3.2	contravene any provision of its constitutional documents; or

6.3.3.3	conflict with, or constitute a breach of any of the provisions of any other agreement, obligation, restriction or undertaking which is binding on it.

6.4	Each warranty and undertaking in this Agreement:

6.4.1	is a separate warranty and undertaking and will In no way be limited or restricted by reference to or inference from the terms of any other warranty or undertaking or by any other words in this Agreement;

6.4.2	shall continue and remain in force notwithstanding the completion of the transactions contemplated in this Agreement; and

6.4.3	be deemed to be material and to be a material representation inducing the recipient to enter into this Agreement.

6.5	it is recorded that the Parties have entered into this Agreement on the strength of the warranties and undertakings that they have received and on the basis that such warranties and undertakings will, unless otherwise specifically stated, be correct on the relevant date/s.

7.	INTERIM PERIOD UNDERTAKINGS

The Offeror undertakes and warrants to the Offeree that, with effect from the Signature Date until the date upon which clause 5 has been implemented in full in accordance with its terms:

7.1	the Offeror shall keep the Offeree informed of all matters of which the Offeror becomes aware relating to: the Rooderand Interest; the RPM Equity; the PGM Prospecting Right; any matters affecting the Company in relation to the aforegoing; and any matters affecting any rights of the Offeree contained in this Agreement;

7.2	the Offeror shall as soon as is reasonably practicable after receipt by it of all correspondence, communications and evidence in respect of any of the matters contemplated in clause 7.1 deliver same to the Offeree;

7.3	the Offeror shall not make an offer to acquire the RPM Equity or any portion thereof;

7.4	the Offeror shall not directly or indirectly dispose of or in any manner whatsoever encumber the Rooderand Interest or any portion thereof nor shall it solicit or entice RPM or any other third party to make an offer to acquire the Rooderand Interest or the RPM Equity;

7.5	none of the Rooderand Agreements have been amended in any manner whatsoever which will have a material adverse impact on the Offeree after the date upon which such agreement was entered into and the Offeror shall not enter into an agreement to amend to any of the Rooderand Agreements in any manner whatsoever which will have a material adverse impact on the Offeree;

7.6	save for amendments which do not have a material adverse impact on the Offeree, the substance, form, terms and conditions of each of the Rooderand Agreements is precisely the same as the substance, form, terms and conditions of that agreement on the date upon which such agreement was entered into;

7.7	the Company shall not:

7.7.1	sell, lease, exchange, dispose of, Encumber or hypothecate in any manner whatsoever of any of the Company’s assets, otherwise than in the ordinary course of business described in clause 9 of the Rooderand Shareholders Agreement, provided that for purposes of this clause the disposal of the PGM Prospecting Right shall not be regarded as being in the ordinary course of business;

7.7.2	enter into any agreement, make any offer or grant any right capable of becoming an agreement to allot or issue any shares of the Company or issue any securities convertible into shares of the Company or issue any warrants or options with respect to shares of the Company, other than in terms of the Rooderand Shareholders Agreement;

7.7.3	take of any steps to wind-up or terminate the corporate existence of the Company or place it under judicial management (whether provisional or final) or enter into a compromise with creditors or a scheme of arrangement;

7.7.4	enter into a partnership or any arrangement for the sharing of profits, union of interests, joint venture or reciprocal concession with any person;

7.7.5	enter into any amalgamation, merger or consolidation; and

7.7.6	incur any liabilities outside the ordinary course of business in excess of R5 000 000.00 (five million Rand) in aggregate.

8.	CLAUSE 9.1 OF THE ROODERAND LOAN AGREEMENT

Should the Offeror receive a demand or notice (the “Dispute Notice”) from RPM which indicates that RPM wishes to exercise its rights in terms of clause 9.1 of the Rooderand Loan Agreement then the Offeror shall notify the Offeree thereof as soon as is reasonably practicable, and the Offeror and the Offeree shall in good faith attempt to agree an approach with regard to the Dispute Notice, the intention being that if in law, the Dispute Notice is likely to be invalid, then the Offeror and the Offeree shall attempt in good faith to deal with RPM in a manner that results in RPM not exercising its rights in terms of clause 9.1 of the Rooderand Loan Agreement.

9.	THE PLATMIN NOMINEE

9.1	Platmin shall be entitled, in the Acceptance Notice to nominate the Platmin Nominee for purposes of acquiring the Rooderand Interest and/or the RPM Equity.

9.2	This clause 9 constitutes a stipulatio alteri in favour of any nominee contemplated in clause 9.1 which stipulatio alteri any such nominee shall be entitled to accept by accepting its appointment by written notification to the Offeror by no later than 10 (ten) Business Days after the Acceptance Date. A nominee shall by its acceptance of such nomination in writing, be deemed to be a Party as if it was a signatory hereto. Furthermore, the aforementioned notice must stipulate a domicilia citandi et executandi for the nominee.

9.3	A nominee contemplated in this clause must be a directly or indirectly wholly owned Subsidiary of Platmin.

9.4	Platmin hereby guarantees the obligations of the Platmin Nominee under this Agreement, and Platmin agrees that if the Platmin Nominee fails to pay or perform in full when due any of its obligations under this Agreement, the Offeree shall, upon written demand by the Offeror, immediately pay or perform the same to the extent that such performance or payment remains unperformed or unpaid by the Platmin Nominee when due under this Agreement, respectively, and that in the case of any extension of time for payment or performance or renewal of any of such obligations under this Agreement, the same shall be promptly paid or performed to the extent that such performance or payment remains unperformed or unpaid by the Platmin Nominee when due in accordance with the terms of such extension or renewal.

10.	REGULATORY APPROVALS

The implementation of the transaction contemplated in this Agreement shall, in all instances, be subject to the condition precedent that all approvals required by law or regulation to give effect thereto (including, without limitation, any approvals that may be required from: (a) the Competition Commission, the Competition Tribunal and/or the Competition Appeal Court (as the case may be) as contemplated in the Competition Act No. 89 of 1998; (b) the Panel; and/or (c) the Department of Mineral Resources), are obtained. The Parties shall use their Best Endeavours and undertake to do all things, perform ail such actions and take ali such steps and to procure the doing of ail such things, the performance of all such actions and the taking of all such steps as may be open to them and necessary for or incidental to expediting any regulatory approval process. To the extent that any time periods imposed in this Agreement for the completion of the transaction contemplated in this Agreement, are inappropriate having regard to the time period/s permitted by the relevant regulatory body to consider the matter, the time periods in question in this Agreement shall be extended sufficiently so as to enable the relevant Parties to have a reasonable opportunity to obtain the relevant approval/s.

11.	INFORMATION AND CORRESPONDENCE

Notwithstanding anything to the contrary contained in this Agreement, where any Party (the “Disclosing Party”) is required under this Agreement to furnish the other Party with any evidence, information, correspondence or communication (the “Relevant Information”) which it is restrained from furnishing as a result of a bona fide confidentiality undertaking entered into between it and RPM, then the Disclosing Party’s obligation to furnish the Relevant Information to the other Party under this Agreement shall not be construed as requiring the Disclosing Party to do so, provided that the Disclosing Party has used its reasonable endeavours to procure that RPM consents to the Disclosing Party furnishing the Relevant Information to the other Party in terms of this Agreement.

12.	LIMITATION OF LIABILITY

12.1	Notwithstanding the warranties given by the Offeror, no liability shall attach to the Offeror in relation to claims, losses or liabilities -

12.1.1	for any loss of profit or any other indirect, special or consequential loss;

12.1.2	which are less than R50 000.00 (fifty thousand South African Rand) individually, or R300 000.00 (three hundred thousand South African Rand) in aggregate, provided that when such aggregate or individual claims, losses or liabilities exceed the said amounts, the Offeror shall, subject to the provisions of clauses

12.1.3 to 12.1.6, be liable for the full amount of such claim/s and/or loss/es and/or liability/ies and not only for the amount in excess of the said amounts;

12.1.3	if the Offeree has not issued summons against the Offeror for recovery of such claims, losses or liabilities or made a demand for arbitration in regard thereto in terms of clause 14 by not later than the 2nd (second) anniversary of the Implementation Date, provided that if the Offeree has, before such date, given written notice in respect of any claim which it may have to the Offeror and has within 180 (one hundred and eighty) days after such date issued summons or commenced arbitration proceedings for the recovery thereof, unless such claim, loss or liability is contingent in which event the Offeree must have given notice thereof to the Offeror prior to the Implementation Date and must have issued summons or commenced arbitration proceedings for the recovery thereof within 180 (one hundred and eighty) days after the Offeree has become aware that such claim, loss or liability has ceased to be contingent and has become actual, the Warranties and indemnities given in respect of such notified matter shall survive as long as may be necessary to permit the final resolution of such matter;

12.1.4	which, subject to clause 12.1.5 below, in aggregate exceed an amount equal to the Offer Price on the basis that the aggregate amount recoverable from the Offeror, inclusive of interest and costs, from whatever cause arising, shall be limited to the aforesaid amount;

12.1.5	if: (a) the warranty in question which has been breached is a warranty given by the Offeror to the Offeree in respect of the RPM Equity (the “RPM Equity Breach”); and (b) the Offeror has been unable to procure that the Principle is made a term of the sale agreement pursuant to which the Offeror acquires the RPM Equity from RPM, then the Offeror shall not be liable for claims, losses or liabilities in respect of the RPM Equity Breach which exceed the amount that the Offeror has recovered from RPM under the RPM Warranties. Furthermore, if the claims, losses or liabilities which the Offeree is entitled to recover from the Offeror pursuant to the RPM Equity Breach (the “Relevant Losses”) is finally determined before the claims, losses or liabilities which the Offeror is entitled to recover from RPM under the relevant RPM Warranties in question (the “RPM Losses”) is finally determined, then the Offeror shall only be obliged to settle the Relevant Losses once RPM has settled the RPM Losses; or

12.1.6	if the breach of the relevant warranty is within the actual knowledge of the Offeree, its directors or its officers, at the Signature Date, provided that knowledge of such breach by directors of the Offeree who are appointed to the board of directors of the Offeree by the Offeror shall not constitute actual knowledge for purposes of this clause;

12.2	The Offeree shall have no claim whatsoever against the Offeror in respect of any breach of any of the warranties contained in this Agreement if and to the extent that -

12.2.1	such breach or claim occurs as a result of any unforeseeable legislation not in force at the Signature Date which takes effect retrospectively;

12.2.2	such breach or claim would not have arisen but for any voluntary act or negligent omission on the part of the Offeree or any of its Party’s Group; or

12.2.3	such breach or claim arises as a result only of any unforeseeable changes after the Implementation Date in the accounting bases, policies or methods used by the Company to value any of its assets or to provide for any of its liabilities.

12.3.	Nothing in this clause 12 shall in any way diminish the Offeree’s common law obligation to mitigate its loss.

13.	CONFIDENTIALITY AND PUBLICITY

13.1	Any information obtained by either Party in terms, or arising from the implementation of this Agreement shall be treated as confidential by the Parties and shall not be used, divulged or permitted to be divulged to any person not being a party to this Agreement, without the prior written consent of the other Party, save that:

13.1.1	both Parties shall be entitled to disclose such information to any party to this Agreement or the Consolidation Agreements who has a need to know such information and who has been directed by the disclosing party to keep such information confidential and has undertaken to keep such information confidential;

13.1.2	both Parties shall be entitled to disclose such information to its employees, directors, shareholders, professional advisors and funders who have a need to know such information. Before revealing such information to any such persons, it undertakes to procure that the persons are aware of the confidential nature of the information being made available to them and undertake to keep such information confidential;

13.1.3	the Offeree and/or any of its Holding Companies and/or any of its Subsidiaries and/or its or their advisors shall be entitled to disclose such information to any other person who require such information for purposes of an initial public offering by Platmin of any shares in its capital, provided that before revealing such information to any such persons, the Offeree and/or any of its Holding Companies and/or any of its Subsidiaries and/or its or their advisors shall procure that such persons are aware of the confidential nature of the information being made available to them;

13.1.4	each Party shall be entitled to disclose any information which is required to be furnished by law or regulation or by existing contract as at the Signature Date or by any stock exchange; and

13.1.5	neither Party shall be precluded from using or divulging such information in order to pursue any legal remedy available to it.

13.2	In the event that either Party is required to disclose information as contemplated in clause 13.1.4, such Party will:

13.2.1	advise the Party in respect of whom such information relates (the “Relevant Party”) in writing prior to disclosure, if possible;

13.2.2	take such steps to limit the disclosure to the minimum extent required to satisfy such requirement and to the extent that it lawfully and reasonably can;

13.2.3	afford the Relevant Party a reasonable opportunity, if possible, to intervene in the proceedings;

13.2.4	comply with the Relevant Party’s reasonable requests as to the manner and terms of such disclosure; and

13.2.5	notify the Relevant Party of the receipt of, and the form and extent of, any such disclosure or announcement immediately after it was made.

14.	ARBITRATION PROCEDURES

14.1	Unless provided for to the contrary in this Agreement, a dispute which arises in regard to:

14.1.1	the interpretation of;

14.1.2	the carrying into effect of;

14.1.3	either of the Party’s rights and obligations arising from;

14.1.4	the termination or purported termination of or arising from the termination of; or

14.1.5	the rectification or proposed rectification of,

this Agreement, or out of or pursuant to this Agreement or on any matter which in terms of this Agreement requires agreement by the Parties (other than where an interdict is sought or urgent relief may be obtained from a court of competent jurisdiction), shall be submitted to and decided by arbitration.

14.2	That arbitration shall be held:

14.2.1	with only the Parties and their representatives present thereat; and

14.2.2	at Sandton, South Africa.

14.3	It is the intention that the arbitration shall, where possible, be held and concluded in 21 (twenty one) Business Days after it has been demanded. The Parties shall use their Best Endeavours to procure the expeditious completion of the arbitration.

14.4	Save as expressly provided in this Agreement to the contrary, the arbitration shall be subject to the arbitration legislation for the time being in force in South Africa.

14.5	There shall be 1 (one) arbitrator who shall, if the question in issue is:

14.5.1	primarily an accounting matter, an independent chartered accountant with not less than 10 (ten) years’ experience as a chartered accountant;

14.5.2	primarily a legal matter, a practising senior counsel or, alternatively, a practising attorney of not less than 15 (fifteen) years’ experience as an attorney; or

14.5.3	any other matter, a suitably qualified person,

14.6	The appointment of the arbitrator shall be agreed upon by the Parties in writing or, failing agreement by the Parties within 10 (ten) Business Days after the arbitration has been demanded, at the request of any of the Parties, shall be nominated by the Chairman for the time being of the Arbitration Foundation of South Africa (or its successor body in title) (“AFSA”). If that person fails or refuses to make the nomination, either Party may approach the High Court of South Africa (“the Court”) to make such an appointment. To the extent necessary, the Parties agree that the Court is expressly empowered to make such appointment.

14.7	The Parlies shali keep the evidence in the arbitration proceedings and any order made by any arbitrator confidential unless otherwise contemplated herein.

14.8	The arbitrator shall be obliged to give his award in writing fully supported by reasons.

14.9	The provisions of this clause are severable from the rest of this Agreement and shall remain in force even if this Agreement is terminated for any reason.

14.10	The arbitrator shall have the power to give default judgment if either Party fails to make submissions on due date and/or fails to appear at the arbitration, which judgment the arbitrator shall be entitled to rescind on good cause shown in terms of the legal principles applicable to rescission of judgments.

15.	GOVERNING LAW

15.1	This Agreement shall in all respects (including its existence, validity, interpretation, implementation, termination and enforcement) be governed by the law of South Africa which is applicable to agreements executed and wholly performed within South Africa.

15.2	For purposes of applying for urgent relief, the Parties hereby consent and submit to the exclusive jurisdiction of the South Gauteng High Court of the Republic of South Africa in any dispute arising from or in connection with this Agreement.

16.	CO-OPERATION AND GOOD FAITH

The Parties undertake at all times to do all such lawful and reasonable things, perform ail such lawful and reasonable actions and take all such lawful and reasonable steps and to procure the doing of all such lawful and reasonable things, the performance of all such lawful and reasonable actions and the taking of all such lawful and reasonable steps as may be open to them and necessary for or incidental to the putting into effect or maintenance of the terms, conditions and/or import of this Agreement.

17.	BREACH AND INDIVISIBILITY

17.1	If either Party (the “Defaulting Party”) commits any breach of this Agreement and fails to remedy such breach within 10 (ten) Business Days (the “Notice Period”) of written notice requiring the breach to be remedied, then the Party giving the notice (the “Aggrieved Party”) will be entitled, at its option, to:

17.1.1	claim immediate specific performance of all or any of the Defaulting Party’s obligations under this Agreement, with or without claiming damages, whether or not such obligation is falling due for performance; or

17.1.2	cancel this Agreement with or without claiming damages and such cancellation shall take effect on the date on which the notice is given.

17.2	The Aggrieved Party’s remedies in terms of this clause 17 are without prejudice to any other remedies to which the Aggrieved Party may be entitled in law.

17.3	Notwithstanding the aforegoing, after the Fulfilment Date, neither Party shall be entitled to cancel this Agreement, and the Aggrieved Party’s only remedies thereafter against the Defaulting Party will be to claim specific performance of all the Defaulting Party’s obligations, together with damages, if any.

18.	WHOLE AGREEMENT, NO AMENDMENT

18.1	This Agreement constitutes the whole agreement between the Parties relating to the subject matter hereof and supersedes any other discussions, agreements and/or understandings regarding the subject matter hereof.

18.2	No amendment or consensual cancellation of this Agreement or any provision or term hereof or of any agreement, bill of exchange or other document issued or executed pursuant to or in terms of this Agreement and no settlement of any disputes arising under this Agreement and no extension of time, waiver or relaxation or suspension of or agreement not to enforce or to suspend or postpone the enforcement of any of the provisions or terms of this Agreement or of any agreement, bill of exchange or other document issued pursuant to or in terms of this Agreement shall be binding unless recorded in a written document signed by the Parties (or in the case of an extension of time, waiver or relaxation or suspension, signed by the Party granting such extension, waiver or relaxation). Any such extension, waiver or relaxation or suspension which is so given or made shall be strictly construed as relating strictly to the matter in respect whereof it was made or given.

18.3	No oral pactum de non petendo shall be of any force or effect.

18.4	No extension of time or waiver or relaxation of any of the provisions or terms of this Agreement or any agreement, bill of exchange or other document issued or executed pursuant to or in terms of this Agreement, shall operate as an estoppel against either Party in respect of its rights under this Agreement, nor shall it operate so as to preclude such Party (save as to any extension, waiver or relaxation actually given) thereafter from exercising its rights strictly in accordance with this Agreement.

18.5	To the extent permissible by law neither Party shall be bound by any express or implied or tacit term, representation, warranty, promise or the like not recorded herein, whether it induced the contract and/or whether it was negligent or not.

19.	DOMICILIA CITANDI ET EXECUTANDI

19.1	The Parties choose as their domicilia citandi at executandi for all purposes under this Agreement, whether in respect of court process, notices or other documents or communications of whatsoever nature (including the exercise of any option), the following addresses:

19.1.1	the Offeror:

Physical: [***]

Postal: [***]

Fax: [***]

For the attention of: [***]

19.1.2	the Offeree:

Physical: [***]

Postal: [***]

Fax: [***]

For the attention of: [***]

19.2	Any notice or communication required or permitted to be given in terms of this Agreement shall be valid and effective only if in writing but it shall be competent to give notice by fax.

19.3	Either Party may by notice to the other Party change the physical address chosen as its domicilium citandi et executandi vis-a-vis that Party to another physical address in South Africa or its fax number, provided that the change shall become effective vis-a-vis that addressee on the 10th (tenth) Business Day from the receipt of the notice by the addressee.

19.4	Any notice to a Party:

19.4.1	sent by prepaid registered post (by airmail if appropriate) in a correctly addressed envelope to it at an address chosen as its domicilium citandi et executandiio which post is delivered shall be deemed to have been received on the 7th (seventh) Business Day after posting (unless the contrary is proved);

19.4.2	delivered by hand to a responsible person during ordinary business hours at the physical address chosen as its domicilium citandi et executandi shall be deemed to have been received on the day of delivery; or

19.4.3	sent by fax to its chosen fax number stipulated in clause 19.1, shall be deemed to have been received on the date of despatch (unless the contrary is proved).

19.5	Notwithstanding anything to the contrary herein contained a written notice or communication actually received by a Party shall be an adequate written notice or communication to it notwithstanding that it was not sent to or delivered at its chosen domicilium citandi et executandi.

20.	COSTS

Each Party shall bear its own costs in relation to the negotiation, preparation and implementation of this Agreement. To the extent that any securities transfer tax is payable in connection with this Agreement, same shall be settled by the acquirer of the relevant shares.

21.	SEVERABILITY

Any provision in this Agreement which is or may become illegal, invalid or unenforceable in any jurisdiction affected by this Agreement shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability and shall be treated pro non scripto and severed from the balance of this Agreement, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

22.	STIPULATIO ALTERI

No part of this Agreement shall constitute a stipulatio alteri in favour of any person who is not a Party to the Agreement unless the provision in question expressly provides that it does constitute a stipulatio alteri.

23.	NO CESSION AND ASSIGNMENT

Except as expressly provided in this Agreement, neither Party shall be entitled to cede, assign, transfer or delegate all or any of its rights, obligations and/or interest in, under or in terms of this Agreement to any third party without the prior written consent of the other Party (which consent shall not be unreasonably withheld).

24.	EXECUTION IN COUNTERPARTS

This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same agreement as at the date of signature of the Party that signs its counterpart last in time.

Signed by the Platmin and the Offeror on the following dates and at the following places respectively:

For:	PLATMIN LIMTED

Signature:
who warrants that he / she is duly authorised thereto

Name:
Date:
Place:

For:	THE BAKGATLA BA KGAFELA TRIBE

Signature:	/s/ Illegible
who warrants that he / she is duly authorised thereto

Name:	Illegible
Date:	Illegible
Place:	Illegible

Annexure A   Map of Portion 2 of the Farm Rooderand 46

Rooderand 46 JQ
Portion 2

TUSCHENKOMST 135 JP
136 JP
ROODERAND 46 JQ
ROODERAND
46 JQ
OLIVENFONTEIN 47 JQ
Boriteng
Bohule
1E
2D
2E
81D
ROC
ROD
4JRP
5D20
5EFI
5FFI
5GFI
N
-2 000
0
2 000
4 000
-2 778 000
-2 780 000
-2 782 000
-2 784 000
0
0.5
1
2
3
4
Kilometers

ID	X	Y
1E	1186.31	-2778911.49
2D	-498.97	-2779699.48
2E	-316.86	-2779611.16
81D	1522.09	-2782298.80
ROC	1065.09	-2782552.74
ROD	2097.14	-2781979.25
4JRP	1112.29	-2782500.88
5D20	723.62	-2782382.70
5EFI	811.70	-2782575.58
5FFI	803.41	-2782677.62
5GFI	1243.98	-2783101.16

Area = 534,6002 Ha

Applicant:

____

Date: _______________

Legend

- Extent Coordinates
- National Park Boundary
- *Servitudes*
- Power Line
- Rooderand Ptn 2 Boundary

Plan t.t.o. Regulation 2 (2)

Scale: 1:40 000

Projection
Gauss-Kruger Lo 27 (WGS84)